Exhibit 99.2
February 22, 2006
Black Warrior Basin Trust 1994-1
c/o Bank of America
P. O. Box 830650
Dallas, Texas 75283

Attn:	Mr. Ron E. Hooper
Sr. Vice President, Royalty Management
Re: Estimated Reserves and Non Escalated Future
Net Revenue Remaining as of December 31, 2005
Dominion Black Warrior Basin Trust 1994-1
Gentlemen:
At your request the firm of Ralph E. Davis Associates, Inc. of Houston, Texas has prepared an estimate of the natural gas reserves on specific leaseholds in which Dominion Black Warrior Basin Trust 1994-1 (the Trust) has certain interests. The interests evaluated are a royalty interest ownership position applicable to specific gas properties in the Black Warrior Basin, Tuscaloosa County, Alabama. This report presents our estimate of the proved reserves anticipated to be produced from those leaseholds.
The reserves associated with these estimates have been classified in accordance with the definitions of the Securities and Exchange Commission as found in Rule 4-10(a) of regulation S-X of the Securities Exchange Act of 1934. We have also estimated the future net revenue and discounted present value associated with these reserves as of December 31, 2005, utilizing a scenario of non escalated product prices as well as non escalated costs of

Dominion Black Warrior Basin Trust 1994-1 Mr. Ron E. Hooper	February 22, 2006 Page 2
operations, i.e., prices and costs were not escalated above current values as detailed later in this report. The present value is presented for your information and should not be construed as an estimate of the fair market value.
The results of our study may be summarized as follows:
Non Escalated Pricing Scenario
Estimated Reserves and Future Net Income
Net to Dominion Black Warrior Basin Trust 1994-1
As of December 31, 2005

Total Proved
Net Remaining Sales Gas Reserves:
Gas: Mcf	32,291,609

Future Revenue:
Sales Revenue	$319,313,938
Tax Credit Revenue	0
Total Revenue	$319,313,938

Production Taxes	$17,626,131
Other Deductions	0

Future Net Income	$276,142,719
Future Net Income Discounted @ 10%	$156,996,844
The Section 29 Tax Credit that was in effect in previous years is no longer applicable as of January 1, 2003.
Gas volumes are expressed in millions of standard cubic feet (MMSCF) at the official temperature and pressure bases of the areas wherein the gas reserves are located.
DATA SOURCE
Basic well and field data used in the preparation of this report were furnished by Dominion Black Warrior Basin, Inc. (Dominion) or were obtained from commercial sources. Records as they pertain to factual matters such as acreage controlled, the number and depths of wells, production history, the existence of contractual obligations to others and similar matters were accepted as presented.

Dominion Black Warrior Basin Trust 1994-1 Mr. Ron E. Hooper	February 22, 2006 Page 3
Ownership interest, operating costs and information related to contractual obligations regarding the sale of produced gas were furnished by Dominion. No physical inspection of the properties was made nor any well tests conducted.
RESERVE ESTIMATES
The estimate of reserves included in this report is based primarily upon production history, or analogy with wells in the area producing from the same or similar formations. Individual well production histories were analyzed and forecast until an anticipated economic limit. The economic limit was based upon an analysis of overall field operating costs and an appropriate daily producing rate was utilized for each individual well.
Future production for the unit was then analyzed as it applies to the total revenue stream. Future production was forecast until the unit operations would no longer be economical, and this future point in time was then utilized as a terminus of production from the area of interest.
The accuracy of reserve estimates is dependent upon the quality of available data and upon the independent geological and engineering interpretation of that data. Reserve estimates presented in this report are calculated using acceptable methods and procedures and are believed to be reasonable; however, future reservoir performance may justify revision of these estimates.
The anticipated producing rates may be subject to regulation by various agencies, changes in market demand or other factors; consequently, reserves recovered and the actual rates of recovery may vary from the estimates included herein.
PRICING PROVISIONS
Natural Gas - The unit price used throughout this report for natural gas is primarily based upon an initial price of $9.5553 per MMBtu, the December 30, 2005, the last trading day of the year for the Sonat-T1 posted price for gas. A basis differential of -$0.04 per MMBtu was applied to all sales volumes, and this differential as well as the price for gas was held constant throughout the producing life of the property. Prices for gas reserves scheduled for initial production at some future date were estimated using this same price.
FUTURE NET INCOME
Future net income is based upon gross income from future production, less appropriate taxes (production, severance, ad valorem or other). Operating costs and any estimated future capital requirements were not considered in the estimation of net income due to the Trust’s royalty ownership position. No allowance was made for depletion, depreciation, income taxes or administrative expense.

Dominion Black Warrior Basin Trust 1994-1 Mr. Ron E. Hooper	February 22, 2006 Page 4
Future net income has been discounted for present worth at values ranging from 0 to 100 percent using monthly discounting. In this report the future net income is discounted at a primary rate of ten (10.0) percent.
GENERAL
Dominion Black Warrior Basin, Inc. as operator has provided access to all of its accounts, records, geological and engineering data, reports and other information as required for this investigation. The ownership interests, product classifications relating to prices and other factual data were accepted as furnished without verification.
No consideration was given in this report to either gas contract disputes including take or pay demands or gas sales imbalances.
No consideration was given in this report to potential environmental liabilities which may exist, nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices.
If investments or business decisions are to be made in reliance on these estimates by anyone other than our client, such person with the approval of our client is invited to arrange a visit so that he can evaluate the assumptions made and the completeness and extent of the data available on which the estimates are made.
Neither Ralph E. Davis Associates, Inc. nor its employees has any interest in the subject properties and neither the employment to make this study nor our compensation is contingent on our estimates of reserves and future income for the subject properties.
This report has been prepared for the exclusive use of Dominion Black Warrior Basin Trust 1994-1 and shall not be reproduced, distributed or made available to any other company without the written consent of Ralph E. Davis Associates, Inc. Such consent will not be unreasonably withheld if the report is utilized in its entirety.

Very truly yours, RALPH E. DAVIS ASSOCIATES, INC.

Allen C. Barron, P.E.
President

DOMINION BLACK WARRIOR BASIN TRUST 1994-1
UNESCALATED ANALYSIS
ROYALTY INTERESTS
TOTAL PROVED RESERVES
RESERVES AND ECONOMICS
EFFECTIVE DATE: 12/31/2005

		GROSS PRODUCTION			NET PRODUCTION		PRICES		OPERATIONS, M$
END	NO. OF	OIL	WELL HEAD	SALES	OIL	SALES	OIL	GAS	OIL	GAS	TAX	TOTAL
MO-YEAR	WELLS	MBBL	GAS, MMCF	GAS, MMCF	MBBL	GAS, MMCF	$/B	$/M	REVENUE	REVENUE	CREDITS	REVENUE
12-2006	528.8	0.000	7634.426	7176.355	0.000	3855.961	0.00	9.591	0.000	36984.125	0.000	36984.125
12-2007	526.5	0.000	6732.897	6328.925	0.000	3401.531	0.00	9.591	0.000	32625.514	0.000	32625.514
12-2008	524.2	0.000	5954.329	5597.071	0.000	3008.630	0.00	9.591	0.000	28857.031	0.000	28857.031
12-2009	519.6	0.000	5275.301	4958.785	0.000	2665.802	0.00	9.591	0.000	25568.830	0.000	25568.830
12-2010	513.6	0.000	4679.858	4399.071	0.000	2365.104	0.00	9.591	0.000	22684.717	0.000	22684.717
12-2011	510.8	0.000	4159.671	3910.091	0.000	2102.238	0.00	9.591	0.000	20163.467	0.000	20163.467
12-2012	507.6	0.000	3700.599	3478.564	0.000	1870.235	0.00	9.591	0.000	17938.221	0.000	17938.221
12-2013	502.3	0.000	3293.827	3096.196	0.000	1664.625	0.00	9.591	0.000	15966.130	0.000	15966.130
12-2014	498.2	0.000	2935.230	2759.115	0.000	1483.302	0.00	9.591	0.000	14226.974	0.000	14226.974
12-2015	488.0	0.000	2611.472	2454.785	0.000	1319.865	0.00	9.591	0.000	12659.375	0.000	12659.375
12-2016	479.8	0.000	2326.295	2186.718	0.000	1175.967	0.00	9.591	0.000	11279.194	0.000	11279.194
12-2017	468.7	0.000	2070.765	1946.518	0.000	1046.900	0.00	9.591	0.000	10041.255	0.000	10041.255
12-2018	453.7	0.000	1840.657	1730.217	0.000	930.601	0.00	9.591	0.000	8925.785	0.000	8925.785
12-2019	439.2	0.000	1636.413	1538.228	0.000	827.468	0.00	9.591	0.000	7936.587	0.000	7936.587
12-2020	431.2	0.000	1460.874	1373.221	0.000	738.834	0.00	9.591	0.000	7086.473	0.000	7086.473
S TOT	1.0	0.000	56312.613	52933.852	0.000	28457.061	0.00	9.591	0.000	272943.688	0.000	272943.688
AFTER	1.0	0.000	9519.229	8948.077	0.000	4834.554	0.00	9.591	0.000	46370.258	0.000	46370.258
TOTAL	1.0	0.000	65831.836	61881.926	0.000	33291.609	0.00	9.591	0.000	319313.938	0.000	319313.938

	OPERATIONS, M$				CAPITAL COSTS, M$					10.0%
END	PRODUCTION	AD VALOREM	NET OPER	OPERATION	TANGIBLE	INTANG.	TOTAL	TOTAL	CASH FLOW	DISCOUNTEDL
MO-YEAR	TAXES	EXPENSES EXPENSES		CASH FLOW	INV.	INV.	BORROW INV	EQUITY INV	BTAX, M$	BTAX, M$
12-2006	2041.523	0.000	0.000	31983.865	0.000	0.000	0.000	0.000	31983.865	30537.396
12-2007	1800.929	0.000	0.000	28214.547	0.000	0.000	0.000	0.000	28214.547	24489.018
12-2008	1592.909	0.000	0.000	24955.568	0.000	0.000	0.000	0.000	24955.568	19690.928
12-2009	1411.399	0.000	0.000	22111.926	0.000	0.000	0.000	0.000	22111.926	15860.893
12-2010	1252.197	0.000	0.000	19617.756	0.000	0.000	0.000	0.000	19617.756	12792.427
12-2011	1113.023	0.000	0.000	17437.365	0.000	0.000	0.000	0.000	17437.365	10336.765
12-2012	990.190	0.000	0.000	15512.974	0.000	0.000	0.000	0.000	15512.974	8360.021
12-2013	881.330	0.000	0.000	13807.500	0.000	0.000	0.000	0.000	13807.500	6764.387
12-2014	785.329	0.000	0.000	12303.481	0.000	0.000	0.000	0.000	12303.481	5479.600
12-2015	698.798	0.000	0.000	10947.831	0.000	0.000	0.000	0.000	10947.831	4432.605
12-2016	622.612	0.000	0.000	9754.245	0.000	0.000	0.000	0.000	9754.245	3590.302
12-2017	554.277	0.000	0.000	8683.681	0.000	0.000	0.000	0.000	8683.681	2905.746
12-2018	492.703	0.000	0.000	7719.020	0.000	0.000	0.000	0.000	7719.020	2348.094
12-2019	438.100	0.000	0.000	6863.568	0.000	0.000	0.000	0.000	6863.568	1898.051
12-2020	391.173	0.000	0.000	6128.381	0.000	0.000	0.000	0.000	6128.381	1540.628
S TOT	15066.492	0.000	0.000	236041.734	0.000	0.000	0.000	0.000	236041.734	151026.844
AFTER	2559.638	0.000	0.000	40101.000	0.000	0.000	0.000	0.000	40101.000	5969.995
TOTAL	17626.131	0.000	0.000	276142.719	0.000	0.000	0.000	0.000	276142.719	156996.844

	OIL	GAS			P.W. %	P.W., M$

GROSS WELLS	0.0	529.0	LIFE, YRS.	51.42	5.00	199566.797
GROSS ULT., MB & MMF	0.000	351247.656	DISCOUNT %	10.00	10.00	156996.844
GROSS CUM., MB & MMF	0.000	285415.844	UNDISCOUNTED PAYOUT, YRS.	0.00	15.00	130206.805
GROSS RES., MB & MMF	0.000	65831.836	DISCOUNTED PAYOUT, YRS.	0.00	18.00	118461.086
NET RES., MB & MMF	0.000	33291.617	UNDISCOUNTED NET/INVEST.	0.00	20.00	111869.773
NET REVENUE, M$	0.000	319313.969	DISCOUNTED NET/INVEST.	0.00	25.00	98546.773
INITIAL PRICE,	$0.000	9.591	RATE-OF-RETURN, PCT.	100.00	40.00	74070.250
INITIAL N.I., PCT.	0.000	53.731	INITIAL W.I., PCT.	0.000	60.00	57322.801
					80.00	47802.152
					100.00	41623.043